UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 6, 2021

MIX TELEMATICS LIMITED
(Exact Name of Registrant as Specified in its Charter)

Republic of South Africa	001-36027	Not Applicable
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

750 Park of Commerce Blvd
Suite 100	Boca Raton
Florida	33487	+1	(887)	585-1088
(Address of Principal Executive Offices)		Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
American Depositary Shares, each representing 25 Ordinary Shares, no par value	MIXT	New York Stock Exchange
Ordinary Shares, no par value		New York Stock Exchange (for listing purposes only)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events

On December 3, 2021, the MiX Telematics board of directors (the “Board”) approved an increase to the share repurchase programme under which the Company may repurchase ordinary shares, including American Depositary Shares (“ADSs”). Post this increase, and after giving effect to shares already purchased under the programme, the Company may repurchase additional shares with a cumulative value of R160 million.

A copy of the Company's press release by MiX Telematics Limited announcing these matters is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
No. Description of Exhibit

99.1 MiX Telematics announces increased Stock Repurchase Program

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIX TELEMATICS LIMITED

By: /s/ John Granara
Name: John Granara
Title: Vice President and Chief Financial Officer

Date: December 6, 2021

Exhibit 99.1

MiX Telematics Announces Increased Stock Repurchase Program

BOCA RATON, Fla.--(BUSINESS WIRE)-- MiX Telematics (NYSE: MIXT), a leading global Software-as-a-Service (“SaaS”) provider of connected fleet management solutions, announced the approval of an increased share repurchase program. Shareholders are advised that the MiX Telematics board of directors (the “Board”) has approved, on December 3, 2021, an increase to the share repurchase program under which the Company may repurchase ordinary shares, including American Depositary Shares (“ADSs”). Post this increase, and after giving effect to shares already purchased under the program, the Company may repurchase additional shares with a cumulative value of R160 million.

A summary of the general repurchase of shares approved by the Board on May 23, 2017 and the above increase is set out below:

Total value (R’000)

Share repurchase programme approved on May 23, 2017	270 000
Less: Shares repurchased to date	(236 485)
Maximum value of shares that may be repurchased under the original programme	33 515
Share repurchase programme increase approved on December 3, 2021	126 485
Maximum value of shares that may be repurchased in the future under the increased programme	160 000

The total value of the whole share repurchase programme post the December 3, 2021 increase is
R396.5 million.

Shareholders are advised that the total number of shares previously repurchased by MiX Telematics since the share repurchase programme was announced on May 23, 2017 has been disclosed in the Company’s annual financial statements and applicable SEC filings. These repurchases were pursuant to the terms and conditions of a special resolution passed at the annual general meeting held on 14 September 2016 and thereafter renewed annually in 2017, 2018, 2019, 2020 and 2021.

The Company may repurchase its shares from time to time in its discretion through open market transactions and block trades, based on ongoing assessments of the capital needs of the Company, the market price of its securities and general market conditions. This share repurchase programme may be discontinued at any time by the Board and the Company has no obligation to repurchase any specified amount of its shares under the programme. The repurchase programme will be funded out of existing cash resources.

The share repurchase programme will extend from December 3, 2021 unless and until discontinued by the Board or the date when the R160 million limit is exhausted. Any repurchases effected under the share repurchase programme will be in accordance with the general authority granted by special resolution of the Company’s shareholders passed at the Company’s annual general meeting held on September 9, 2021.

Share repurchases may be made by the Company from time to time in open market transactions at prevailing market prices and in accordance with the Company’s insider trading policy. With respect to repurchases of ADSs on the New York Stock Exchange, the Company will effect such transactions in compliance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended. In accordance with JSE Listings Requirements, repurchases effected on the JSE will be at a price not greater than 10% above the volume weighted average trading price of the Company’s shares on the JSE over the five business days immediately preceding any particular repurchase. All repurchases will be undertaken without any prior arrangement between the Company and the counter-party.

The Board, having considered the effect of the share repurchase programme and having made due and careful enquiry as to the working capital requirements of the Company and its subsidiaries for the twelve months following the date of implementation of the share repurchase programme, confirm that the solvency and liquidity tests required by the South African Companies Act 71 of 2008 have been complied with.

December 6, 2021

About MiX Telematics Limited

MiX Telematics is a leading global provider of connected fleet and mobile asset solutions delivered as SaaS to over three-quarters of a million subscribers in over 120 countries. The Company’s products and services provide enterprise fleets, small fleets and consumers with solutions for efficiency, safety, compliance and security. MiX Telematics was founded in 1996 and has offices in South Africa, the United Kingdom, the United States, Uganda, Brazil, Australia, Romania and the United Arab Emirates as well as a network of more than 130 fleet partners worldwide. MiX Telematics shares are publicly traded on the Johannesburg Stock Exchange (JSE: MIX) and MiX Telematics American Depositary Shares are listed on the New York Stock Exchange (NYSE: MIXT). For more information, visit http://www.mixtelematics.com.
Contacts
Investor Contact:

Brian Denyeau
ICR for MiX Telematics
ir@mixtelematics.com
+1-855-564-9835

Source: MiX Telematics